Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 8K/A of Nuvera Communications, Inc. of our auditor’s report dated June 11, 2018 related to our audit of the financial statements of Scott-Rice Telephone Company for the year ended December 31, 2017.

/s/ Olsen Thielen & Co., Ltd.

Roseville, Minnesota

August 13, 2018